PART II

Item 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of IHS Inc.

We have audited the accompanying consolidated balance sheets of IHS Inc. (the Company) as of November 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IHS Inc. at November 30, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), IHS Inc.'s internal control over financial reporting as of November 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) and our report dated January 16, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young

Denver, Colorado
January 16, 2015
except for Note 21, as to which the date is
June 24, 2015

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of November 30, 2014, based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework). Based on that evaluation, our management concluded that our internal control over financial reporting was effective as of November 30, 2014.

Our independent registered public accounting firm has issued an audit report on our internal control over financial reporting. Their report appears on the following page.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Date: January 16, 2015

/s/ Scott Key
Scott Key
President and Chief Executive Officer

/s/ Todd S. Hyatt
Todd S. Hyatt
Executive Vice President, Chief Financial Officer

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of IHS Inc.

We have audited IHS Inc.'s internal control over financial reporting as of November 30, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework) (the COSO criteria). IHS Inc.'s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, IHS Inc. maintained, in all material respects, effective internal control over financial reporting as of November 30, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of IHS Inc. as of November 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 2014 of IHS Inc. and our report dated January 16, 2015, except for Note 21, as to which the date is June 24, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young

Denver, Colorado
January 16, 2015

IHS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per-share amounts)

	As of	As of
	November 30, 2014	November 30, 2013
Assets
Current assets:
Cash and cash equivalents	$153,156	$258,367
Accounts receivable, net	421,374	459,263
Income tax receivable	2,283	—
Deferred subscription costs	51,021	49,327
Deferred income taxes	81,780	70,818
Other	60,973	43,065
Total current assets	770,587	880,840
Non-current assets:
Property and equipment, net	301,419	245,566
Intangible assets, net	1,091,109	1,144,464
Goodwill	3,157,324	3,065,181
Other	27,991	23,562
Total non-current assets	4,577,843	4,478,773
Total assets	$5,348,430	$5,359,613
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$36,257	$395,527
Accounts payable	52,245	57,001
Accrued compensation	101,875	89,460
Accrued royalties	37,346	36,289
Other accrued expenses	131,147	98,187
Income tax payable	—	9,961
Deferred revenue	596,187	560,010
Total current liabilities	955,057	1,246,435
Long-term debt	1,806,098	1,779,065
Accrued pension and postretirement liability	29,139	27,191
Deferred income taxes	347,419	361,267
Other liabilities	51,171	38,692
Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value per share, 160,000,000 shares authorized, 69,391,577 and 67,901,101 shares issued, and 68,372,176 and 67,382,298 shares outstanding at November 30, 2014 and November 30, 2013, respectively	694	679
Additional paid-in capital	956,381	788,670
Treasury stock, at cost: 1,019,401 and 518,803 shares at November 30, 2014 and November 30, 2013, respectively	(105,873)	(45,945)
Retained earnings	1,415,069	1,220,520
Accumulated other comprehensive loss	(106,725)	(56,961)
Total stockholders’ equity	2,159,546	1,906,963
Total liabilities and stockholders’ equity	$5,348,430	$5,359,613
See accompanying notes.

IHS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per-share amounts)

	Year ended November 30,
	2014	2013	2012
Revenue	$2,230,794	$1,840,631	$1,529,869
Operating expenses:
Cost of revenue	879,051	748,184	624,514
Selling, general and administrative	828,158	680,989	534,043
Depreciation and amortization	202,145	158,737	118,243
Restructuring charges	9,272	13,458	16,829
Acquisition-related costs	1,901	23,428	4,147
Net periodic pension and postretirement expense	6,774	11,619	24,917
Other expense (income), net	(99)	6,012	(111)
Total operating expenses	1,927,202	1,642,427	1,322,582
Operating income	303,592	198,204	207,287
Interest income	988	1,271	999
Interest expense	(55,383)	(44,582)	(20,573)
Non-operating expense, net	(54,395)	(43,311)	(19,574)
Income from continuing operations before income taxes	249,197	154,893	187,713
Provision for income taxes	(54,648)	(23,059)	(29,564)
Income from continuing operations	194,549	131,834	158,149
Income (loss) from discontinued operations, net	—	(101)	19
Net income	$194,549	$131,733	$158,168

Basic earnings per share:
Income from continuing operations	$2.85	$1.98	$2.40
Income (loss) from discontinued operations, net	—	—	—
Net income	$2.85	$1.98	$2.40
Weighted average shares used in computing basic earnings per share	68,163	66,434	65,840

Diluted earnings per share:
Income from continuing operations	$2.81	$1.95	$2.37
Income (loss) from discontinued operations, net	—	—	—
Net income	$2.81	$1.95	$2.37
Weighted average shares used in computing diluted earnings per share	69,120	67,442	66,735

See accompanying notes.

IHS INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Year ended November 30,
	2014	2013	2012
Net income	$194,549	$131,733	$158,168
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on hedging activities (1)	(7,283)	26	(307)
Net pension liability adjustment (2)	(5,412)	897	(3,421)
Foreign currency translation adjustment	(37,069)	(11,191)	6,237
Total other comprehensive income (loss)	(49,764)	(10,268)	2,509
Comprehensive income	$144,785	$121,465	$160,677

(1) Net of tax benefit of $4,755; $74; and $188 for the years ended November 30, 2014, 2013, and 2012, respectively.
(2) Net of tax benefit (expense) of $3,215; $(259); and $1,382 for the years ended November 30, 2014, 2013, and 2012, respectively.

See accompanying notes.

IHS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended November 30,
	2014	2013	2012
Operating activities:
Net income	$194,549	$131,733	$158,168
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	202,145	158,737	118,243
Stock-based compensation expense	167,359	162,451	121,543
Impairment of assets	—	1,629	—
Excess tax benefit from stock-based compensation	(13,297)	(14,334)	(13,199)
Net periodic pension and postretirement expense	6,774	11,619	24,917
Pension and postretirement contributions	(13,452)	(13,299)	(68,339)
Deferred income taxes	(10,285)	(34,312)	(16,451)
Change in assets and liabilities:
Accounts receivable, net	36,418	(24,427)	(35,410)
Other current assets	(8,834)	(672)	(2,246)
Accounts payable	(11,425)	(10,069)	22,383
Accrued expenses	36,073	50,753	(17,567)
Income tax payable	6,254	65,887	21,220
Deferred revenue	29,713	10,378	692
Other liabilities	6,107	81	419
Net cash provided by operating activities	628,099	496,155	314,373
Investing activities:
Capital expenditures on property and equipment	(114,453)	(90,734)	(64,732)
Acquisitions of businesses, net of cash acquired	(210,395)	(1,487,034)	(306,268)
Intangible assets acquired	(714)	—	(3,700)
Change in other assets	(4,608)	1,347	1,708
Settlements of forward contracts	6,159	4,524	(2,268)
Net cash used in investing activities	(324,011)	(1,571,897)	(375,260)
Financing activities:
Proceeds from borrowings	2,485,000	1,375,000	750,001
Repayment of borrowings	(2,817,236)	(268,909)	(493,080)
Payment of debt issuance costs	(18,994)	(17,360)	(824)
Excess tax benefit from stock-based compensation	13,297	14,334	13,199
Proceeds from the exercise of employee stock options	—	549	2,938
Repurchases of common stock	(59,928)	(97,164)	(92,823)
Net cash provided by (used in) financing activities	(397,861)	1,006,450	179,411
Foreign exchange impact on cash balance	(11,438)	(17,349)	(8,201)
Net increase (decrease) in cash and cash equivalents	(105,211)	(86,641)	110,323
Cash and cash equivalents at the beginning of the period	258,367	345,008	234,685
Cash and cash equivalents at the end of the period	$153,156	$258,367	$345,008

See accompanying notes.

IHS INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)

	Class A Common Stock		Additional Paid-In Capital			Accumulated Other Comprehensive Loss
	Shares Outstanding	Amount		Treasury Stock	Retained Earnings		Total
Balance at November 30, 2011	65,122	$675	$636,440	$(133,803)	$930,619	$(49,202)	$1,384,729
Stock-based award activity	1,019	1	31,770	43,769	—	—	75,540
Excess tax benefit on vested shares	—	—	13,199	—	—	—	13,199
Repurchases of common stock	(563)	—	—	(49,787)	—	—	(49,787)
Net income	—	—	—	—	158,168	—	158,168
Other comprehensive income	—	—	—	—	—	2,509	2,509
Balance at November 30, 2012	65,578	676	681,409	(139,821)	1,088,787	(46,693)	1,584,358
Stock-based award activity	938	3	64,383	37,123	—	—	101,509
Excess tax benefit on vested shares	—	—	14,334	—	—	—	14,334
Repurchases of common stock	(468)	—	—	(46,189)	—	—	(46,189)
Shares issued for acquisition	1,334	—	28,544	102,942	—	—	131,486
Net income	—	—	—	—	131,733	—	131,733
Other comprehensive loss	—	—	—	—	—	(10,268)	(10,268)
Balance at November 30, 2013	67,382	679	788,670	(45,945)	1,220,520	(56,961)	1,906,963
Stock-based award activity	990	15	154,414	(59,928)	—	—	94,501
Excess tax benefit on vested shares	—	—	13,297	—	—	—	13,297
Net income	—	—	—	—	194,549	—	194,549
Other comprehensive loss	—	—	—	—	—	(49,764)	(49,764)
Balance at November 30, 2014	68,372	$694	$956,381	$(105,873)	$1,415,069	$(106,725)	$2,159,546
See accompanying notes.

IHS INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of Business

We are a leading source of information, insight, and analytics in critical areas that shape today's business landscape. Businesses and governments in more than 150 countries around the globe rely on our comprehensive content, expert independent analysis, and flexible delivery methods. Our aim is to embed our solutions within the entire spectrum of our customers’ organization, enabling executive level capital deployment strategies and following decision-making activities throughout their organizations to front-line employees tasked with managing their company’s complex core daily operations. We have been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, we are committed to sustainable, profitable growth and employ approximately 8,800 people in 32 countries around the world.

To best serve our customers and be as close to them as possible, we are organized by geographies into three business segments: Americas, which includes the United States, Canada, and Latin America; EMEA, which includes Europe, the Middle East, and Africa; and APAC, or Asia Pacific. Our integrated global organization is designed to make it easier for our customers to do business with us by providing a cohesive, consistent, and effective sales-and-marketing approach in each local region. We sell our offerings primarily through subscriptions, which tend to generate recurring revenue and cash flow for us. Our subscription agreements are typically annual and non-cancellable for the term of the subscription and may contain provisions for minimum monthly payments. For subscription revenue, the timing of our cash flows generally precedes the recognition of revenue and income.

Our business has seasonal aspects. Our fourth quarter typically generates our highest quarterly levels of revenue and profit. Conversely, our first quarter generally has our lowest quarterly levels of revenue and profit. We also experience event-driven seasonality in our business; for instance, IHS Energy CERAWeek, an annual energy executive gathering, is held during our second quarter. Another example is the biennial release of the Boiler Pressure Vessel Code (BPVC) engineering standard, which generates revenue for us predominantly in the third quarter of every other year. We most recently recognized a benefit in connection with the BPVC release in the third quarter of 2013.

2.	Significant Accounting Policies

Fiscal Year End
Our fiscal year ends on November 30 of each year. References herein to individual years mean the year ended November 30. For example, 2014 means the year ended November 30, 2014.

Consolidation Policy
The consolidated financial statements include the accounts of all wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates have been made in areas that include valuation of long-lived and intangible assets and goodwill, income taxes, pension and postretirement benefits, allowance for doubtful accounts, and stock-based compensation. Actual results could differ from those estimates.

Concentration of Credit Risk
We are exposed to credit risk associated with cash equivalents, foreign currency and interest rate derivatives, and trade receivables. We do not believe that our cash equivalents or investments present significant credit risks because the counterparties to the instruments consist of major financial institutions that are financially sound or have been capitalized by the U.S. government, and we manage the notional amount of contracts entered into with any counterparty. Substantially all trade receivable balances are unsecured. The concentration of credit risk with respect to trade receivables is limited by the large number of customers in our customer base and their dispersion across various industries and geographic areas. We perform ongoing credit evaluations of our customers and maintain an allowance for probable credit losses. The allowance is based upon management’s assessment of known credit risks as well as general industry and economic conditions. Specific accounts receivable are written off upon notification of bankruptcy or once the account is significantly past due and our collection efforts are unsuccessful.

Fair Value Measurements
Fair value is determined based on the assumptions that market participants would use in pricing the asset or liability. We utilize the following fair value hierarchy in determining fair values:

Level 1 – Quoted prices for identical assets or liabilities in active markets.

Level 2 – Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities, and observable inputs other than quoted prices such as interest rates or yield curves.

Level 3 – Unobservable inputs reflecting our view about the assumptions that market participants would use in pricing the asset or liability.

Our cash, accounts receivable, and accounts payable are all short-term in nature; therefore, the carrying value of these items approximates their fair value. The carrying value of our debt instruments other than our 5% senior notes due 2022 (5% Notes) approximate their fair value because of the variable interest rate associated with those instruments. The fair value of the 5% Notes is included in Note 8, and is measured using observable inputs in markets that are not active; consequently, we have classified the 5% Notes within Level 2 of the fair value hierarchy. Our derivatives, as further described in Note 7, are measured at fair value on a recurring basis by reference to similar transactions in active markets and observable inputs other than quoted prices; consequently, we have classified those financial instruments within Level 2 of the fair value hierarchy. Our pension plan assets, as further described in Note 13, are measured at fair value on a recurring basis by reference to similar assets in active markets and are therefore also classified within Level 2 of the fair value hierarchy.

Revenue Recognition
Revenue is recognized when all of the following criteria have been met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the price to the customer is fixed or determinable, and (d) collectibility is reasonably assured.

The majority of our revenue is derived from the sale of subscriptions. Our subscription agreements are typically annual and non-cancellable and may contain provisions for minimum monthly payments. For subscription revenue, the timing of our cash flows generally precedes the recognition of revenue and income, as we defer any initial payments and recognize revenue ratably as delivered over the subscription period.

Revenue is recognized upon delivery for non-subscription sales.

In certain locations, we use dealers to distribute our product offerings. For subscription product offerings sold through dealers, revenue is recognized ratably as delivered to the end user over the subscription period. For non-subscription product offerings sold through dealers, revenue is recognized upon delivery to the dealer.

We do not defer revenue for the limited number of subscription sales where we act as a sales agent for third parties and have no continuing responsibility to maintain and update the underlying database. We recognize this revenue on a net basis upon the sale of these subscriptions and delivery of the information and tools.

Services
We provide our customers with service offerings that are primarily sold on a stand-alone basis and on a significantly more limited basis as part of a multiple-element arrangement. Our service offerings are generally separately priced in a standard price book. For services that are not in a standard price book, as the price varies based on the nature and complexity of the service offering, pricing is based on the estimated amount of time to be incurred at standard billing rates for the estimated underlying effort for executing the associated deliverable in the contract. Revenue related to services performed under time-and-material-based contracts is recognized in the period performed at standard billing rates. Revenue associated with fixed-price contracts is recognized upon completion of each specified performance obligation. See discussion of “multiple-element arrangements” below. If the contract includes acceptance contingencies, revenue is recognized in the period in which we receive documentation of acceptance from the customer.

Software
In addition to meeting the standard revenue recognition criteria described above, revenue from software arrangements must also meet the requirement that vendor-specific objective evidence (“VSOE”) of the fair value of undelivered elements exists. As a significant portion of our software licenses are sold in multiple-element arrangements that include either maintenance or, in more limited circumstances, both maintenance and professional services, we use the residual method to determine the amount of license revenue to be recognized. Under the residual method, consideration is allocated to undelivered elements based upon VSOE of the fair value of those elements, with the residual of the arrangement fee allocated to and recognized as license revenue. We recognize license revenue upon delivery, with maintenance revenue recognized ratably over the maintenance period. We have established VSOE of the fair value of maintenance through independent maintenance renewals, which demonstrate a consistent relationship of pricing maintenance as a percentage of the discounted or undiscounted license list price. VSOE of the fair value of professional services is established based on daily rates when sold on a stand-alone basis.

Multiple-element arrangements
Occasionally, we may execute contracts with customers which contain multiple offerings. In our business, multiple-element arrangements refer to contracts with separate fees for subscription offerings, decision-support tools, maintenance, and/or related services. We have established separate units of accounting as each offering is primarily sold on a stand-alone basis. Using the relative selling price method, each element of the arrangement is allocated based generally on stand-alone sales of these products and services, which constitutes VSOE of selling price. We do not use any other factors, inputs, assumptions, or methods to determine an estimated selling price. We recognize the elements of the contract as follows:

•
Subscription offerings and license fees are recognized ratably over the license period as long as there is an associated licensing period or a future obligation. Otherwise, revenue is recognized upon delivery.

•
For non-subscription offerings of a multiple-element arrangement, the revenue is generally recognized for each element in the period in which delivery of the product to the customer occurs, completion of services occurs or, for post-contract support, ratably over the term of the maintenance period.

•
In some instances, customer acceptance is required for consulting services rendered. For those transactions, the service revenue component of the arrangement is recognized in the period that customer acceptance is obtained.

Cash and Cash Equivalents
We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value.

Deferred Subscription Costs
Deferred subscription costs represent royalties and certain dealer commissions associated with customer subscriptions. These costs are deferred and amortized to expense over the period of the subscriptions.

Property and Equipment
Property and equipment is stated at cost. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Buildings and improvements	7	to	30	years
Capitalized software	3	to	7	years
Computers and office equipment	3	to	10	years

Leasehold improvements are depreciated over the shorter of their estimated useful life or the life of the lease. Maintenance, repairs, and renewals of a minor nature are expensed as incurred. Betterments and major renewals which extend the useful lives of buildings, improvements, and equipment are capitalized. We also capitalize certain internal-use software development costs in accordance with applicable accounting principles.

We review the carrying amounts of long-lived assets such as property and equipment whenever current events or circumstances indicate their value may be impaired. A long-lived asset with a finite life is considered to be impaired if its carrying value exceeds the estimated future undiscounted cash flows to be derived from it. Any impairment is measured by the amount that the carrying value of such assets exceeds their fair value, primarily based on estimated discounted cash flows. Considerable management judgment is necessary to estimate the fair value of assets. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value, less cost to sell.

Leases
In certain circumstances, we enter into leases with free rent periods or rent escalations over the term of the lease. In such cases, we calculate the total payments over the term of the lease and record them ratably as rent expense over that term.

Intangible Assets and Goodwill
We account for our business acquisitions using the purchase method of accounting. We allocate the total cost of an acquisition to the underlying net assets based on their respective estimated fair values. As part of this allocation process, we must identify and attribute values and estimated lives to the intangible assets acquired. We evaluate our intangible assets and goodwill for impairment at least annually, as well as whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. Impairments are expensed as incurred.

Finite-lived intangible assets
Identifiable intangible assets with finite lives are generally amortized on a straight-line basis over their respective lives, as follows:

Information databases	2	to	15	years
Customer relationships	4	to	17	years
Developed computer software	5	to	10	years
Trademarks	1	to	15	years
Other	1	to	8	years

Indefinite-lived intangible assets
When performing the impairment test for indefinite-lived intangible assets, which consist of trade names and perpetual licenses, we first conduct a qualitative analysis to determine whether we believe it is more likely than not that an asset has been impaired. If we believe an impairment has occurred, we then evaluate for impairment by comparing the amount by which the carrying value of the asset exceeds its fair value. An impairment charge is recognized if the asset’s estimated fair value is less than its carrying value.

We estimate the fair value based on the relief from royalty method using projected discounted future cash flows, which, in turn, are based on our views of uncertain variables such as growth rates, anticipated future economic conditions, and the appropriate discount rates relative to risk and estimates of residual values. The use of different estimates or assumptions within our discounted cash flow model when determining the fair value of our indefinite-lived intangible assets or using a methodology other than a discounted cash flow model could result in different values for our indefinite-lived intangible assets and could result in an impairment charge.

Goodwill
We test goodwill for impairment on a reporting unit level. A reporting unit is a group of businesses (i) for which discrete financial information is available and (ii) that have similar economic characteristics. We have determined that our reporting units are Americas, EMEA, APAC, and CARFAX. We test goodwill for impairment by determining the fair value of each reporting unit and comparing it to the reporting unit's carrying value. We determine the fair value of our reporting units based on projected future discounted cash flows, which, in turn, are based on our views of uncertain variables such as growth rates, anticipated future economic conditions and the appropriate discount rates relative to risk and estimates of residual values. There were no deficiencies in reporting unit fair values versus carrying values in the fiscal years ended November 30, 2014, 2013, and 2012.

Income Taxes
Deferred income taxes are provided using tax rates enacted for periods of expected reversal on all temporary differences. Temporary differences relate to differences between the book and tax basis of assets and liabilities, principally intangible assets, property and equipment, deferred revenue, pension and other postretirement benefits, accruals, and stock-based compensation. Valuation allowances are established to reduce deferred tax assets to the amount that will more likely than not be realized. To the extent that a determination is made to establish or adjust a valuation allowance, the expense or benefit is recorded in the period in which the determination is made.

Judgment is required in determining the worldwide provision for income taxes. Additionally, the income tax provision is based on calculations and assumptions that are subject to examination by many different tax authorities and to changes in tax law and rates in many jurisdictions. We adjust our income tax provision in the period in which it becomes probable that actual results will differ from our estimates.

Pension and Other Postretirement Benefits
During the fourth quarter of each fiscal year (or upon any other remeasurement date), we immediately recognize net actuarial gains or losses in excess of a corridor in our operating results. The corridor amount is equivalent to 10 percent of the greater of the market-related value of plan assets or the plan's benefit obligation at the beginning of the year. We use the actual fair value of plan assets at the measurement date as the measure of the market-related value of plan assets.

Treasury Stock
For all stock retention and buyback programs and transactions, we utilize the cost method of accounting. We employ the weighted-average cost method as our costing method for treasury stock issuances. Treasury stock purchases are recorded at actual cost.

Earnings per Share
Basic earnings per share (EPS) is computed by dividing net income by the weighted-average number of shares of Class A common stock outstanding during the period. Diluted EPS is computed using the weighted-average number of shares of Class A common stock and dilutive potential shares of Class A common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities were exercised or converted into shares of Class A common stock.

Advertising Costs
Production costs are expensed as of the first date that the advertisements take place. Advertising expense was approximately $35.2 million for 2014 and $12.7 million for 2013, and was primarily comprised of Polk and CARFAX advertising; advertising expense for 2012 was insignificant.

Foreign Currency
The functional currency of each of our foreign subsidiaries is typically such subsidiary’s local currency. Assets and liabilities are translated at period-end exchange rates. Income and expense items are translated at weighted-average rates of exchange prevailing during the year. Any translation adjustments are included in other comprehensive income. Transactions executed in currencies other than a subsidiary's functional currency (which result in exchange adjustments) are remeasured at spot rates and resulting foreign-exchange-transaction gains and losses are included in the results of operations.

Stock-Based Compensation
All stock-based awards are recognized in the income statement based on their grant date fair values. In addition, we estimate forfeitures at the grant date. Compensation expense is recognized based on the number of awards expected to vest. We adjust compensation expense in future periods if actual forfeitures differ from our estimates. Our forfeiture rate is based upon historical experience as well as anticipated employee turnover considering certain qualitative factors. We amortize the value of stock-based awards to expense over the vesting period on a straight-line basis. For awards with performance conditions, we evaluate the probability of the number of shares that are expected to vest, and compensation expense is then adjusted to reflect the number of shares expected to vest and the cumulative vesting period met to date.

Recent Accounting Pronouncements

In April 2014, the FASB issued ASU 2014-08, which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. The ASU is intended to reduce the frequency of disposals reported as discontinued operations by focusing on strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. The standard will be effective for us in the first quarter of our fiscal year 2016, although early adoption is permitted. We do not expect that the adoption of this ASU will have a significant impact on our consolidated financial statements other than changing the classification criteria and related disclosures for any potential future disposals.

In May 2014, the FASB issued ASU 2014-09, which establishes a comprehensive new revenue recognition model designed to depict the transfer of goods or services to a customer in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services. The ASU allows for the use of either the full or modified retrospective transition method, and the standard will be effective for us in the first quarter of our fiscal year 2018; early adoption is not permitted. We are currently evaluating the impact of this new standard on our consolidated financial statements, as well as which transition method we intend to use.

In August 2014, the FASB issued ASU 2014-15, which requires that management evaluate the entity's ability to continue as a going concern within one year after the date that the financial statements are issued. Disclosure is required if there is substantial doubt about the entity's ability to continue as a going concern. The standard will be effective for us in the fourth quarter of our fiscal year 2017, although early adoption is permitted. We do not expect that the adoption of this ASU will have a significant impact on our consolidated financial statements.

3.	Business Combinations

During the year ended November 30, 2014, we completed the following acquisitions, none of which were material either individually or in the aggregate:

Global Trade Information Services (GTI). On August 1, 2014, we acquired GTI, a leading provider of international merchandise trade data. We acquired GTI in order to support our strategy of building integrated workflow solutions that target industry needs related to global trade.

PCI Acrylonitrile Limited (PCI Acrylonitrile). On August 28, 2014, we acquired PCI Acrylonitrile, a provider of information and analysis on the acrylonitrile propylene derivative product. We acquired PCI Acrylonitrile in order to strengthen our position in chemical market advisory services.

DisplaySearch and Solarbuzz. On November 6, 2014, we acquired the DisplaySearch and Solarbuzz businesses of The NPD Group. DisplaySearch conducts global primary research in display technology and Solarbuzz provides market intelligence, research, and forecasting for the solar industry. We acquired these two businesses in order to strengthen our supply chain offerings for displays and to help us develop new offerings in the solar market.

PacWest Consulting Partners (PacWest). On November 17, 2014, we acquired PacWest, a provider of information, market intelligence, and strategic analysis to the upstream unconventional oil and gas industry. We acquired PacWest in order to expand our presence in the hydraulic fracturing and related unconventional space.

The following table summarizes the preliminary purchase price allocation, net of acquired cash, for these acquisitions (in thousands):

Total
Assets:
Current assets	$6,574
Property and equipment	345
Intangible assets	88,465
Goodwill	130,267
Other long-term assets	31
Total assets	225,682
Liabilities:
Current liabilities	632
Deferred revenue	14,322
Other long-term liabilities	333
Total liabilities	15,287
Purchase price	$210,395

In December 2014, we acquired JOC Group, a leading global supplier of U.S. seaborne trade intelligence, and Infonetics Research, a global leader in communications technology market intelligence. The total purchase price for these acquisitions was approximately $123 million, net of cash acquired.

During 2013, we completed the following acquisitions, among others:

Exclusive Analysis and the business of Dodson Data Systems. On December 12, 2012, we announced the completion of two strategic acquisitions: Exclusive Analysis, a specialist intelligence company that forecasts political and violent risks worldwide, and the business of Dodson Data Systems, a leading provider of strategic information for companies engaged in oil and gas operations located in the Gulf of Mexico and the United States. We acquired these two businesses in order to augment our existing product portfolio by providing our customers with additional information, forecasting, and analytics.

Energy Publishing Inc. (Energy Publishing). On December 31, 2012, we acquired Energy Publishing, a leading provider of North American and Australasian coal intelligence. We acquired Energy Publishing in order to strengthen our position in coal intelligence and give us an immediate presence and deep coverage in North American and Australasian coal markets, complementing our existing global Energy and Power product offerings.

Fekete Associates. On April 5, 2013, we acquired Fekete Associates, a leading provider of integrated reservoir management software and services to the oil and gas industry. We acquired Fekete in order to combine Fekete's workflow tools with our existing energy information products to create efficiencies for customers by helping them make timely exploration and production decisions.

Waterborne Energy. On May 13, 2013, we acquired Waterborne Energy, a company that provides global research, analysis, and price information in the Liquefied Petroleum Gas (LPG) and Liquefied Natural Gas (LNG) sector. We acquired Waterborne in order to help us provide our customers with comprehensive and complete LPG and LNG intelligence that will aid them in making key business decisions regarding demand, supply, and pricing. The purchase price allocation for this acquisition is preliminary and may change upon completion of the determination of fair value.

PFC Energy. On June 19, 2013, we acquired PFC Energy, a provider of upstream and downstream energy information, research, and analysis. We acquired PFC Energy because of its product offering set, geographical footprint, and customer relationships, all of which are complementary to IHS and bring greater depth and breadth in key areas of the IHS energy solution set.

R. L. Polk & Co. (Polk). On July 15, 2013, we acquired Polk, a recognized leader in providing automotive information and analytics solutions, for approximately $1.4 billion, consisting of approximately $1.25 billion in cash, net of cash acquired, and 1,334,477 shares of our common stock (at a value of $131.5 million), which we issued from our treasury stock. The cash portion of the transaction was funded with cash on hand, cash from our amended existing revolving credit facility, and a new bank term loan. We acquired Polk in order to further establish our automotive business as a strategic partner for the automotive industry worldwide.

We have included revenue and expenses attributable to Polk in the appropriate geographic segment (principally the Americas) from the date of acquisition. The Polk acquisition contributed $165.9 million of revenue and $14.4 million of income from continuing operations for the post-acquisition period ended November 30, 2013.

The following unaudited pro forma information has been prepared as if the Polk acquisition had been consummated at December 1, 2011. This information is presented for informational purposes only, and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated as of that date. This information should not be used as a predictive measure of our future financial position, results of operations, or liquidity.

	Year ended November 30,
Supplemental pro forma financial information (Unaudited)	2013	2012
	(In thousands, except per share data)
Total revenue	$2,105,314	$1,923,901
Net income	$102,107	$160,991
Diluted earnings per share	$1.50	$2.37

The 2013 pro forma net income excludes $26.4 million of one-time change in control and transaction costs.

The following table summarizes the purchase price allocation, net of acquired cash, for all acquisitions completed in 2013 (in thousands):

	Polk	All others	Total
Assets:
Current assets	$87,076	$16,524	$103,600
Property and equipment	32,311	2,759	35,070
Intangible assets	620,700	83,646	704,346
Goodwill	935,450	170,224	1,105,674
Other long-term assets	11,032	210	11,242
Total assets	1,686,569	273,363	1,959,932
Liabilities:
Current liabilities	53,785	29,673	83,458
Deferred taxes	243,842	4,250	248,092
Other long-term liabilities	8,926	936	9,862
Total liabilities	306,553	34,859	341,412
Purchase price	$1,380,016	$238,504	$1,618,520

During 2012, we completed the following acquisitions:

Acquisitions announced March 5, 2012. On March 5, 2012, we announced the acquisition of Displaybank Co., Ltd., a global authority in market research and consulting for the flat-panel display industry, and the Computer Assisted Product Selection (CAPS™) electronic components database and tools business, including CAPS Expert, from PartMiner Worldwide. We acquired Displaybank in order to deepen our Asia Pacific research and analysis capabilities and we acquired the CAPS family of products in order to enhance our existing electronic parts information business.

IMS Group Holdings Ltd. (IMS Research). On March 22, 2012, we acquired IMS Research, a leading independent provider of market research and consultancy to the global electronics industry. We acquired IMS Research in order to help us expand our products and services in the technology, media and telecommunications value chain.

BDW Automotive GmbH (BDW). On March 29, 2012, we acquired BDW, a leader in the development of information and planning systems and intelligent processing of vehicle databases for the automotive industry. We acquired BDW in order to expand our capabilities in the automotive dealer and aftermarket data and systems market.

XēDAR Corporation (XēDAR). On May 11, 2012, we acquired XēDAR, a leading developer and provider of geospatial information products and services. We acquired XēDAR primarily to use its proprietary geographic and land information system solutions to contribute to our energy technical information and analytical tools.

CyberRegs. On July 2, 2012, we acquired the CyberRegs business from Citation Technologies, Inc. The CyberRegs business is designed to help customers make business decisions about regulatory compliance for Enterprise Sustainability Management. We acquired CyberRegs in order to help our customers reduce IT system and workflow complexity by reducing the number of vendors they rely on to support their strategies for Enterprise Sustainability Management.

GlobalSpec, Inc. (GlobalSpec). On July 9, 2012, we acquired GlobalSpec, a leading specialized vertical search, product information, and digital media company serving the engineering, manufacturing, and related scientific and technical market segments. We acquired GlobalSpec in order to help us improve our product design portfolio and create an expanded destination for our products and services.

Invention Machine. On July 11, 2012, we acquired Invention Machine, a leader in semantic search technology. We acquired Invention Machine in order to utilize its semantic search engine to help customers accelerate innovation and develop, maintain, and produce superior products and services.

The following table summarizes the purchase price allocation, net of acquired cash, for all acquisitions completed in 2012 (in thousands):

	GlobalSpec	All others	Total
Assets:
Current assets	$4,740	$11,702	$16,442
Property and equipment	1,880	2,531	4,411
Intangible assets	44,500	72,034	116,534
Goodwill	114,778	115,987	230,765
Other long-term assets	772	282	1,054
Total assets	166,670	202,536	369,206
Liabilities:
Current liabilities	80	8,191	8,271
Deferred revenue	12,238	12,926	25,164
Deferred taxes	17,661	11,631	29,292
Other long-term liabilities	211	—	211
Total liabilities	30,190	32,748	62,938
Purchase price	$136,480	$169,788	$306,268

4.	Accounts Receivable

Our accounts receivable balance consists of the following as of November 30, 2014 and 2013 (in thousands):

	2014	2013
Accounts receivable	$433,586	$470,251
Less: Accounts receivable allowance	(12,212)	(10,988)
Accounts receivable, net	$421,374	$459,263

We record an accounts receivable allowance when it is probable that the accounts receivable balance will not be collected. The amounts comprising the allowance are based upon management’s estimates and historical collection trends. The activity in our accounts receivable allowance consists of the following for the years ended November 30, 2014, 2013, and 2012, respectively (in thousands):

	2014	2013	2012
Balance at beginning of year	$10,988	$4,346	$4,300
Provision for bad debts	12,487	9,496	2,661
Other additions	1,052	2,133	1,056
Write-offs and other deductions	(12,315)	(4,987)	(3,671)
Balance at end of year	$12,212	$10,988	$4,346

5.	Property and Equipment

Property and equipment consists of the following as of November 30, 2014 and 2013 (in thousands):

	2014	2013
Land, buildings and improvements	$114,618	$108,287
Capitalized software	271,556	149,681
Computers and office equipment	163,825	195,006
Property and equipment, gross	549,999	452,974
Less: Accumulated depreciation	(248,580)	(207,408)
Property and equipment, net	$301,419	$245,566

Depreciation expense was $68.3 million, $48.8 million, and $36.1 million for the years ended November 30, 2014, 2013, and 2012, respectively.

6.	Intangible Assets

The following table presents details of our acquired intangible assets, other than goodwill (in thousands):

	As of November 30, 2014			As of November 30, 2013
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets subject to amortization:
Information databases	$607,655	$(210,105)	$397,550	$633,347	$(194,904)	$438,443
Customer relationships	511,680	(116,138)	395,542	470,632	(90,827)	379,805
Developed computer software	138,940	(63,561)	75,379	159,413	(64,514)	94,899
Trademarks	163,739	(22,937)	140,802	167,179	(13,300)	153,879
Other	28,408	(8,844)	19,564	28,121	(15,076)	13,045
Total	1,450,422	(421,585)	1,028,837	1,458,692	(378,621)	1,080,071
Intangible assets not subject to amortization:
Trademarks	61,101	—	61,101	63,144	—	63,144
Perpetual licenses	1,171	—	1,171	1,249	—	1,249
Total intangible assets	$1,512,694	$(421,585)	$1,091,109	$1,523,085	$(378,621)	$1,144,464

Intangible asset amortization expense was $133.8 million, $109.9 million, and $82.1 million for the years ended November 30, 2014, 2013, and 2012, respectively. Estimated future amortization expense related to intangible assets held as of November 30, 2014 is as follows:

Year	Amount (in thousands)
2015	$129,199
2016	$120,417
2017	$106,060
2018	$94,106
2019	$86,715
Thereafter	$492,340

Changes in our goodwill and gross intangible assets from November 30, 2013 to November 30, 2014 were primarily the result of our recent acquisition activities, partially offset by the writeoff of fully amortized intangible assets that are no longer in service. The change in net intangible assets was primarily due to current year amortization, partially offset by the addition of intangible assets associated with the acquisitions described in Note 3, Business Combinations. Goodwill, gross intangible assets, and net intangible assets were all subject to foreign currency translation effects.

7.	Derivatives

Our business is exposed to various market risks, including interest rate and foreign currency risks. We utilize derivative instruments to help us manage these risks. We do not hold or issue derivatives for speculative purposes.

Interest Rate Swaps

To mitigate interest rate exposure on our outstanding revolving facility debt, we utilize the following types of derivative instruments:

•
Interest rate derivative contracts that effectively swap $100 million of floating rate debt at a 1.80 percent weighted-average fixed interest rate, plus the applicable revolving facility spread. We entered into these swap contracts in 2011, and both contracts expire in July 2015.

•
Forward-starting interest rate derivative contracts that effectively swap $400 million of floating rate debt at a 2.86 percent weighted-average fixed interest rate, plus the applicable revolving facility spread. We entered into these swap contracts in November 2013 and January 2014. The contracts take effect between May 2015 and November 2015, with respective expiration dates between May 2020 and November 2020.

Because the terms of these swaps and the variable rate debt (as amended or extended over time) coincide, we do not expect any ineffectiveness. We have designated and accounted for these instruments as cash flow hedges, with changes in fair value being deferred in accumulated other comprehensive income/loss (AOCI) in the consolidated balance sheets.

Foreign Currency Forwards

To mitigate foreign currency exposure, we utilize the following derivative instruments:

•
Foreign currency forward contracts that hedge the foreign currency exposure on Euro-denominated receipts in our U.S. Dollar functional entities. We utilize a rolling hedging program to mitigate a portion of this exposure. Because the critical terms of the forward contracts and the forecasted cash flows coincide, we do not expect any ineffectiveness associated with these contracts. We have designated and accounted for these derivatives as cash flow hedges, with changes in fair value being deferred in AOCI in our consolidated balance sheets. The notional amount of outstanding foreign currency forwards under these agreements was approximately $11.0 million and $15.9 million as of November 30, 2014 and 2013, respectively.

•
Short-term foreign currency forward contracts that manage market risks associated with fluctuations in balances that are denominated in currencies other than the local functional currency. We account for these forward contracts at fair value and recognize the associated realized and unrealized gains and losses in other expense (income), net, since we have not designated these contracts as hedges for accounting purposes. The following table summarizes the notional amounts of these outstanding foreign currency forward contracts as of November 30, 2014 and 2013 (in thousands):

	November 30, 2014		November 30, 2013
Notional amount of currency pair:
Contracts to buy USD with CAD		$51,194		$142,606
Contracts to buy CAD with GBP	C$	50,000	C$	28,741
Contracts to buy USD with EUR		$12,517		$17,522
Contracts to buy CHF with USD	CHF	9,000	CHF	14,000
Contracts to buy GBP with EUR		£4,774		£5,866
Contracts to buy USD with GBP		$48,000		$3,000
Contracts to buy USD with JPY		$8,778		$—
Contracts to buy USD with KRW		$10,000		$—

Fair Value of Derivatives

Since our derivative instruments are not listed on an exchange, we have evaluated fair value by reference to similar transactions in active markets; consequently, we have classified all of our derivative instruments within Level 2 of the fair value measurement hierarchy. The following table shows the classification, location, and fair value of our derivative instruments as of November 30, 2014 and 2013 (in thousands):

	Fair Value of Derivative Instruments
	November 30, 2014	November 30, 2013	Balance Sheet Location
Assets:
Derivatives designated as accounting hedges:
Foreign currency forwards	$987	$8	Other current assets
Derivatives not designated as accounting hedges:
Foreign currency forwards	1,005	1,548	Other current assets
Total	$1,992	$1,556

Liabilities:
Derivatives designated as accounting hedges:
Interest rate swaps	$16,662	$3,366	Other accrued expenses and other liabilities
Foreign currency forwards	—	423	Other accrued expenses
Derivatives not designated as accounting hedges:
Foreign currency forwards	475	957	Other accrued expenses
Total	$17,137	$4,746

The net gain (loss) on foreign currency forwards that are not designated as hedging instruments for the years ended November 30, 2014, 2013, and 2012, respectively, was as follows (in thousands):

		Amount of (gain) loss recognized in the consolidated statements of operations
	Location on consolidated statements of operations	2014	2013	2012
Foreign currency forwards	Other expense (income), net	$(6,293)	$(5,372)	$2,491

The following table provides information about the cumulative amount of unrecognized hedge losses recorded in AOCI as of November 30, 2014 and November 30, 2013, as well as the activity on our cash flow hedging instruments for the years ended November 30, 2014, 2013, and 2012, respectively (in thousands):

	Year ended November 30,
	2014	2013	2012
Beginning balance	$(2,199)	$(2,225)	$(1,918)
Amount of gain (loss) recognized in AOCI on derivative:
Interest rate swaps	(8,941)	(797)	(1,123)
Foreign currency forwards	598	(153)	—
Amount of loss reclassified from AOCI into income:
Interest rate swaps (1)	950	935	816
Foreign currency forwards (1)	110	41	—
Ending balance	$(9,482)	$(2,199)	$(2,225)

(1) Amounts reclassified from AOCI into income related to interest rate swaps are recorded in interest expense, and amounts reclassified from AOCI into income related to foreign currency forwards are recorded in revenue.

The unrecognized gains relating to the foreign currency forwards are expected to be reclassified into revenue within the next 12 months, and approximately $2.9 million of the $16.7 million unrecognized losses relating to the interest rate swaps are expected to be reclassified into interest expense within the next 12 months.

8.	Debt

The following table summarizes total indebtedness as of November 30, 2014 and 2013 (in thousands):

	November 30, 2014	November 30, 2013
2011 credit facility:
Revolver	$—	$770,000
Term loans	—	446,904
2012 term loan	—	250,000
2013 term loan	700,000	700,000
2014 revolving facility	385,000	—
5% senior notes due 2022	750,000	—
Capital leases	7,355	7,688
Total debt	$1,842,355	$2,174,592
Current portion	(36,257)	(395,527)
Total long-term debt	$1,806,098	$1,779,065

2011 credit facility. Our 2011 credit facility was a syndicated bank credit agreement that consisted of amortizing term loans and a $1.0 billion revolver. All borrowings under the credit facility were unsecured. The term loans and revolver included in the credit facility had a five-year tenor ending in January 2016. The interest rates for borrowings under the credit facility were the applicable LIBOR plus a spread of 1.00 percent to 2.25 percent, depending upon our Leverage Ratio, which is defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated Earnings Before Interest Expense, Taxes, Depreciation and Amortization (EBITDA), as such terms were defined in the credit facility. A commitment fee on any unused balance was payable periodically and ranged from 0.15 percent to 0.40 percent based upon our Leverage Ratio. The credit facility contained certain financial and other covenants, including a maximum Leverage Ratio and a minimum Interest Coverage Ratio, as such terms were defined in the credit facility. In October 2014, we repaid all amounts and cancelled all commitments outstanding under the 2011 credit facility.

2012 term loan. During the third quarter of 2012, we entered into a $250 million interest-only term loan agreement with a two-and-a-half year tenor ending in March 2015. Borrowings under the loan were unsecured. The interest for borrowing under this loan, as well as certain financial and other covenants, including a maximum Leverage Ratio and a minimum Interest Coverage ratio, was consistent with the amendment made to the existing 2011 credit facility term loans in the third quarter of 2013 described above. In October 2014, we repaid all amounts outstanding under the 2012 term loan.

2013 term loan. During the third quarter of 2013, we entered into a $700 million amortizing term loan agreement to facilitate a portion of the funding for the Polk acquisition. This term loan had a five-year tenor ending in July 2018, and borrowings under the loan were unsecured. The interest for borrowing under this term loan, as well as certain financial and other covenants, including a maximum Leverage Ratio and a minimum Interest Coverage ratio, were consistent with the 2011 credit facility described above. In October 2014, we entered into an amendment, restatement, and refinancing of the 2013 term loan, pursuant to which we borrowed $25 million to replace previously amortized principal and extended the maturity of the loan to October 2019. The interest rates for borrowings under the 2013 term loan are the applicable LIBOR plus a spread of 1.00 percent to 1.75 percent, depending upon our Leverage Ratio.

2014 revolving facility. In October 2014, we entered into a new $1.3 billion senior unsecured revolving credit agreement (2014 revolving facility). Commitments of $500 million are available for borrowing by certain of our foreign subsidiaries and $50 million is available for letters of credit. Subject to certain conditions, the 2014 revolving facility may be expanded by up to $500 million in the aggregate in additional commitments. Borrowings under the 2014 revolving facility mature in October 2019 and bear interest at the same rates and spreads as the 2013 term loan. A commitment fee on any unused balance is payable periodically and ranges from 0.13 percent to 0.30 percent based upon our Leverage Ratio. The 2014 revolving facility contains certain financial and other covenants, including a maximum Leverage Ratio and a minimum Interest Coverage Ratio, as such terms are defined in the 2014 revolving facility. Our Leverage Ratio as of November 30, 2014, was approximately 2.6x. The credit agreements allow for leverage up to 3.5x, with the ability to temporarily increase that leverage to 3.75x for two quarters. Amounts borrowed under the 2014 revolving facility were used to repay all amounts borrowed under the 2011 credit facility.

5% Notes. In October 2014, we issued $750 million aggregate principal amount of senior unsecured notes due 2022 in an offering not subject to the registration requirements of the Securities Act of 1933, as amended. The net proceeds from the 5% Notes were used to repay all amounts outstanding under the 2012 term loan and a portion of amounts borrowed under the 2014 revolving facility. The 5% Notes bear interest at a fixed rate of 5.00% and mature on November 1, 2022. Interest on the 5% Notes is due semiannually on May 1 and November 1 of each year, commencing May 1, 2015. We may redeem the 5% Notes in whole or in part at a redemption price equal to 100% of the principal amount of the notes plus the Applicable Premium, as defined in the indenture governing the 5% Notes. Additionally, at the option of the holders of the notes, we may be required to purchase all or a portion of the notes upon occurrence of a Change of Control Triggering Event as defined in the indenture, at a price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The indenture contains covenants that limit our ability to, among other things, incur or create liens and enter into sale and leaseback transactions. In addition, the indenture contains a covenant that limits our ability to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity. The indenture contains customary default provisions. We are required to register the notes within 365 days of their issuance. The fair value of the 5% Notes as of November 30, 2014 was approximately $765 million.

As a result of the 5% Notes issuance, 2014 revolving facility agreement, and amendment and restatement of the 2013 term loan, we capitalized approximately $18.8 million of new debt issuance costs and recorded a $1.4 million loss on debt extinguishment associated with a portion of prior capitalized debt issuance costs. We capitalized approximately $13.1 million of debt issuance costs in 2013.

As of November 30, 2014, we were in compliance with all of our debt covenants. We have classified short-term debt based on principal maturities and expected cash availability over the next 12 months. As of November 30, 2014, we had approximately $385 million of outstanding borrowings under the 2014 revolving facility at a current annual interest rate of 1.65 percent and approximately $700 million of outstanding borrowings under the 2013 term loan at a current weighted average annual interest rate of 1.92 percent, including the effect of the interest rate swaps.

We also had approximately $1.9 million of outstanding letters of credit under the 2014 revolving facility as of November 30, 2014, which reduces the available borrowing under the 2014 revolving facility by an equivalent amount.

Maturities of outstanding borrowings under the 2013 term loan and 5% Notes as of November 30, 2014 are as follows (in thousands):

Year	Amount (in thousands)
2015	$35,000
2016	35,000
2017	70,000
2018	70,000
2019	490,000
Thereafter	750,000
$1,450,000

9.	Restructuring Charges

During 2012, we consolidated positions to our accounting and customer care Centers of Excellence (COE) locations as we completed successive ERP releases, as well as eliminated positions to accomplish other operational efficiencies. We also began consolidating legacy data centers in 2012, which included certain contract termination costs. We recorded approximately $16.8 million of restructuring charges for these activities. The activities included the movement or elimination of 271 positions. Of the total charge, approximately $13.4 million of the charge was recorded in the Americas segment, approximately $3.0 million was recorded in the EMEA segment and approximately $0.4 million was recorded in the APAC segment.

During 2013, we eliminated 245 positions and incurred additional direct and incremental costs related to identified operational efficiencies, continued consolidation of positions to our COE locations, and further consolidation of our legacy data centers. We recorded approximately $13.5 million of restructuring charges for these activities. Of these charges, approximately $9.4 million was recorded in the Americas segment, $3.5 million was recorded in the EMEA segment, and $0.6 million was recorded in the APAC segment.

During 2014, we eliminated 168 positions and incurred additional direct and incremental costs related to identified operational efficiencies (including lease abandonments), continued consolidation of positions to our COE locations, and further consolidation of our legacy data centers. We recorded approximately $9.3 million of restructuring charges for these activities. Of these charges, approximately $5.8 million was recorded in the Americas segment, $3.1 million was recorded in the EMEA segment, and $0.4 million was recorded in the APAC segment. We expect to continue to incur costs related to these and other similar activities in future periods, resulting in additional restructuring charges.

The following table shows our restructuring activity and provides a reconciliation of the restructuring liability as of November 30, 2014 (in thousands):

	Employee Severance and Other Termination Benefits	Contract Termination Costs	Other	Total
Balance at November 30, 2011	$540	$—	$—	$540
Add: Restructuring costs incurred	13,847	2,228	1,008	17,083
Revision to prior estimates	(254)	—	—	(254)
Less: Amount paid	(10,970)	(725)	(949)	(12,644)
Balance at November 30, 2012	3,163	1,503	59	4,725
Add: Restructuring costs incurred	13,906	525	450	14,881
Revision to prior estimates	(1,498)	75	—	(1,423)
Less: Amount paid	(13,002)	(2,000)	(486)	(15,488)
Balance at November 30, 2013	2,569	103	23	2,695
Add: Restructuring costs incurred	8,755	575	1,269	10,599
Revision to prior estimates	(1,586)	259	—	(1,327)
Less: Amount paid	(6,771)	(920)	(1,152)	(8,843)
Balance at November 30, 2014	$2,967	$17	$140	$3,124

As of November 30, 2014, approximately $2.3 million of the remaining liability was in the Americas segment and approximately $0.8 million was in the EMEA segment. The entire $3.1 million is expected to be paid in 2015.

10.	Acquisition-related Costs

During 2012, we incurred approximately $4.1 million in costs associated with acquisitions, including legal and professional fees, the elimination of certain positions, and a facility closure. Substantially all of the costs were incurred within the Americas segment.

During 2013, we incurred approximately $23.4 million in costs associated with acquisitions, primarily related to the Polk acquisition. Acquisition-related costs for 2013 included investment adviser fees, severance, a lease abandonment, and legal and professional fees. Certain of these costs were incurred for a transaction that we chose not to consummate. Approximately $19.6 million of the costs were incurred in the Americas segment and $3.9 million of the costs were incurred in the EMEA segment.

During 2014, we incurred approximately $1.9 million in costs associated with acquisitions, including severance, lease abandonments, and professional fees. Approximately $1.5 million of the total charge was recorded in the Americas segment and $0.4 million was recorded in the EMEA segment.

The following table provides a reconciliation of the acquisition-related costs accrued liability as of November 30, 2014 (in thousands):

	Employee Severance and Other Termination Benefits	Contract Termination Costs	Other	Total
Balance at November 30, 2011	$1,619	$469	$185	$2,273
Add: Costs incurred	1,912	138	2,119	4,169
Revision to prior estimates	(22)	—	—	(22)
Less: Amount paid	(2,925)	(523)	(2,304)	(5,752)
Balance at November 30, 2012	$584	$84	$—	$668
Add: Costs incurred	7,828	1,291	14,487	23,606
Revision to prior estimates	(114)	(44)	(20)	(178)
Less: Amount paid	(2,439)	(1,130)	(14,396)	(17,965)
Balance at November 30, 2013	$5,859	$201	$71	$6,131
Add: Costs incurred	897	515	702	2,114
Revision to prior estimates	(230)	17	—	(213)
Less: Amount paid	(5,940)	(618)	(356)	(6,914)
Balance at November 30, 2014	$586	$115	$417	$1,118

As of November 30, 2014, the $1.1 million remaining liability was in the Americas segment, and we expect that it will be substantially paid in 2015.

11.	Discontinued Operations

Effective December 31, 2009, we sold our small non-core South African business for approximately $2 million with no gain or loss on sale. The sale of this business included a building and certain intellectual property. In exchange for the sale of these assets, we received two three-year notes receivable, one secured by a mortgage on the building and the second secured by a pledge on the shares of the South African company. In December 2010, we received full payment of the note receivable that was secured by a mortgage on the building. In November 2013, we received final payment of the remaining note receivable.

Operating results of these discontinued operations for the years ended November 30, 2014, 2013, and 2012, respectively, were as follows (in thousands):

	2014	2013	2012
Income (loss) from discontinued operations before income taxes	—	(163)	36
Tax benefit (expense)	—	62	(17)
Income (loss) from discontinued operations, net	$—	$(101)	$19

12.	Income Taxes

The amounts of income from continuing operations before income taxes by U.S. and foreign jurisdictions for the years ended November 30, 2014, 2013, and 2012, respectively, is as follows (in thousands):

	2014	2013	2012
U.S.	$13,046	$(41,924)	$10,693
Foreign	236,151	196,817	177,020
	$249,197	$154,893	$187,713

The provision for income taxes from continuing operations for the years ended November 30, 2014, 2013, and 2012, respectively, is as follows (in thousands):

	2014	2013	2012
Current:
U.S.	$19,615	$15,388	$17,301
Foreign	37,731	38,069	24,224
State	7,587	3,914	4,490
Total current	64,933	57,371	46,015
Deferred:
U.S.	(8,688)	(24,313)	(13,420)
Foreign	1,234	(7,336)	(2,592)
State	(2,831)	(2,663)	(439)
Total deferred	(10,285)	(34,312)	(16,451)
Provision for income taxes	$54,648	$23,059	$29,564

The following table presents the reconciliation of the provision for income taxes to the U.S. statutory tax rate for the years ended November 30, 2014, 2013, and 2012, respectively (in thousands):

	2014	2013	2012
Statutory U.S. federal income tax	$87,219	$54,213	$65,700
State income tax, net of federal benefit	2,715	(62)	1,523
Foreign rate differential	(68,543)	(62,448)	(38,153)
Tax rate change	366	5,286	(2,162)
Valuation allowance	25,503	29,288	(1,429)
Change in reserves	28	(1,387)	586
Other	7,360	(1,831)	3,499
Provision for income taxes	$54,648	$23,059	$29,564
Effective tax rate expressed as a percentage of pre-tax earnings	21.9%	14.9%	15.7%

The tax rate change reflects the impact of legislative changes to statutory rates as well as the impact of acquisitions on our global footprint and the related measurement of deferred taxes.

Undistributed earnings of our foreign subsidiaries were approximately $636.3 million at November 30, 2014. Those earnings are considered to be indefinitely reinvested, and do not include earnings from certain subsidiaries which are considered distributed. Accordingly, no provision for U.S. federal and state income taxes has been provided for those earnings. If we were to repatriate those earnings, in the form of dividends or otherwise, we would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable due to the complexity associated with the hypothetical calculation.

The significant components of deferred tax assets and liabilities as of November 30, 2014 and 2013 are as follows (in thousands):

	2014	2013
Deferred tax assets:
Accruals and reserves	$21,299	$22,209
Deferred revenue	1,654	773
Pension and postretirement benefits	12,708	9,254
Tax credits	9,787	14,211
Deferred stock-based compensation	52,052	49,453
Loss carryforwards	85,706	80,152
Other	10,657	4,933
Gross deferred tax assets	193,863	180,985
Valuation allowance	(66,232)	(46,664)
Realizable deferred tax assets	127,631	134,321
Deferred tax liabilities:
Fixed assets	(18,107)	(7,668)
Intangibles	(375,163)	(417,102)
Gross deferred tax liabilities	(393,270)	(424,770)
Net deferred tax liability	$(265,639)	$(290,449)

As of November 30, 2014, we had loss carryforwards for tax purposes totaling approximately $282.0 million, comprised of $42.5 million of U.S. net operating loss carryforwards and $239.5 million of foreign loss carryforwards, both of which will be available to offset future taxable income. If not used, the U.S. net operating loss carryforwards will begin to expire in 2018 and the foreign tax loss carryforwards generally may be carried forward indefinitely. We have analyzed the foreign net operating losses and placed valuation allowances on those where we have determined the realization is not more likely than not to occur.

As of November 30, 2014, we had approximately $12.0 million of foreign tax credit (FTC) carryforwards that will be available to offset future U.S. tax liabilities. If not used, the FTC carryforwards will expire between 2016 and 2023. We believe that it is more likely than not that we will realize our FTC.

The valuation allowance for deferred tax assets increased by $19.6 million in 2014. The increase is primarily attributable to foreign net operating losses, incurred and acquired, for which there is no objective indication that taxable income of the foreign entity will be generated in the future.

We have provided what we believe to be an appropriate amount of tax for items that involve interpretation of the tax law. However, events may occur in the future that will cause us to reevaluate our current reserves and may result in an adjustment to the reserve for taxes.

A summary of the activities associated with our reserve for unrecognized tax benefits, interest, and penalties follows (in thousands):

	Unrecognized Tax Benefits	Interest and Penalties
Balance at November 30, 2013	$1,658	$526
Additions:
Current year tax positions	206	—
Prior year tax positions	99	—
Associated with interest	—	116
Decreases:
Lapse of statute of limitations	(187)	(89)
Prior year tax positions	(117)	—
Balance at November 30, 2014	$1,659	$553

As of November 30, 2014, the total amount of unrecognized tax benefits was $2.2 million, of which $0.6 million related to interest and penalties. We include accrued interest and accrued penalties related to amounts accrued for unrecognized tax benefits in our provision for income taxes. The entire amount of unrecognized benefits at November 30, 2014 may affect the annual effective tax rate if the benefits are eventually recognized.

It is reasonably possible that we will experience a $0.8 million decrease in the reserve for unrecognized tax benefits within the next 12 months. We would experience this decrease in relation to uncertainties associated with the expiration of applicable statutes of limitation.

We and our subsidiaries file federal, state, and local income tax returns in multiple jurisdictions around the world. With few exceptions, we are no longer subject to income tax examinations by tax authorities for years before 2010.

13.	Pensions and Postretirement Benefits

Defined Benefit Plans

We sponsor a non-contributory, frozen defined-benefit retirement plan (the U.S. RIP) for certain of our U.S. employees. We also have a frozen defined-benefit pension plan (the U.K. RIP) that covers certain employees of a subsidiary based in the United Kingdom. We also have a frozen unfunded Supplemental Income Plan (SIP), which is a non-qualified pension plan, for certain U.S. employees who earn over a federally stipulated amount. Benefits for all three plans are generally based on years of service and either average or cumulative base compensation, depending on the plan. Plan funding strategies are influenced by employee benefit laws and tax laws. The U.K. RIP includes a provision for employee contributions and inflation-based benefit increases for retirees.

In 2012, we contributed approximately $65 million to the U.S. RIP, with approximately $57 million of the contribution used to bring all deficit funding current through November 30, 2011 and pay fees and expenses associated with third-party annuity contracts, with the remaining $8 million used to fund estimated 2012 pension costs. In 2013, we contributed approximately $10 million to the U.S. RIP to fund estimated 2013 pension costs. In 2014, we also contributed $10 million to the U.S. RIP, which we used to fund estimated 2014 pension costs.

In the first quarter of fiscal 2012, we made the decision to close the U.S. RIP to new participants effective January 1, 2012. In place of the U.S. RIP benefits, colleagues hired after January 1, 2012 receive a company non-elective contribution to their 401(k) plan balances if they are an active employee at the end of the year. In the third quarter of 2014, we discontinued all future accruals to the U.S. RIP and SIP, which necessitated a remeasurement of the plan obligations and resulted in a curtailment gain. In lieu of future accruals to the U.S. RIP and SIP, we will now provide an annual company non-elective contribution to the 401(k) accounts of affected eligible employees if they are active employees at the end of the calendar year.

During fiscal 2012, we offered lump-sum buyouts to former colleagues who were not yet receiving benefits. The payout associated with these lump-sum offers was accounted for as a settlement.

We expect to contribute approximately $3 million to our pension and postretirement benefit plans in 2015.

The following table provides the expected benefit payments for our pension plans (in thousands):

Total
2015	$10,682
2016	$11,709
2017	$11,733
2018	$11,250
2019	$11,580
2020-2024	$55,188

Our net periodic pension expense for the pension plans was comprised of the following (in thousands):

	Year Ended November 30,
	2014	2013	2012
Service costs incurred	$8,356	$10,420	$10,494
Interest costs on projected benefit obligation	8,442	7,017	9,044
Expected return on plan assets	(8,354)	(7,550)	(10,719)
Amortization of prior service credit	(791)	(1,350)	(1,350)
Amortization of transitional obligation	40	40	40
Settlements	—	—	4,930
Curtailment gain	(2,806)	—	—
Fourth quarter expense recognition of actuarial loss in excess of corridor	1,020	2,620	11,189
Net periodic pension expense	$5,907	$11,197	$23,628

The changes in the projected benefit obligation, plan assets and the funded status of the pension plans were as follows (in thousands):

	2014	2013
Change in projected benefit obligation:
Net benefit obligation, beginning of year	$184,117	$180,736
Service costs incurred	8,356	10,420
Interest costs on projected benefit obligation	8,442	7,017
Actuarial loss (gain)	21,462	(2,382)
Gross benefits paid	(9,133)	(12,849)
Plan amendment	495	—
Curtailment gain	(2,842)	—
Foreign currency exchange rate change	(2,347)	1,175
Net benefit obligation, end of year	$208,550	$184,117
Change in plan assets:
Fair value of plan assets, beginning of year	$165,741	$161,134
Actual return on plan assets	22,293	4,066
Employer contributions	12,484	12,280
Gross benefits paid	(9,133)	(12,849)
Foreign currency exchange rate change	(2,329)	1,110
Fair value of plan assets, end of year	$189,056	$165,741
Funded status (underfunded)	$(19,494)	$(18,376)

Amounts in Accumulated Other Comprehensive Income not yet recognized as components of net periodic pension and postretirement expense, pretax
Net prior service benefit	$—	$(4,173)
Net actuarial loss	20,160	16,704
Net transitional obligation	—	119
Total not yet recognized	$20,160	$12,650

The net underfunded status of the plans is recorded in accrued pension liability in the consolidated balance sheets. Any future reclassification of actuarial loss from AOCI to income would only be recognized if the cumulative actuarial loss exceeds the corridor, and the reclassification would be recognized as a fourth quarter mark-to-market adjustment.

Pension expense is actuarially calculated annually based on data available at the beginning of each year. We determine the expected return on plan assets by multiplying the expected long-term rate of return on assets by the market-related value of plan assets. The market-related value of plan assets is the fair value of plan assets. Assumptions used in the actuarial calculation include the discount rate selected and disclosed at the end of the previous year as well as the expected rate of return on assets detailed in the table below, as of the years ended November 30, 2014 and 2013:

	U.S. RIP		U.K. RIP
	2014	2013	2014	2013
Weighted-average assumptions as of year-end
Discount rate	4.20%	4.90%	3.80%	4.40%
Expected long-term rate of return on assets	4.70%	5.40%	4.90%	5.00%

For 2014, as a result of the U.S. RIP plan freeze and associated remeasurement, we used a weighted-average 5.2 percent expected long-term rate of return on plan assets and a weighted-average 4.7 percent discount rate for the U.S. RIP.

Fair Value of Pension Assets

As of November 30, 2014, the U.S. RIP plan assets consist primarily of fixed-income securities, with a moderate amount of equity securities. We employed a similar investment strategy as of November 30, 2013. The U.K. RIP plan assets consist primarily of equity securities, with smaller holdings of bonds and other assets. Equity assets are diversified between international and domestic investments, with additional diversification in the domestic category through allocations to large-cap, mid-cap, and growth and value investments.

The U.S. RIP’s established investment policy seeks to align the expected rate of return with the discount rate, while allowing for some equity variability to allow for upside market potential that would strengthen the overall asset position of the plan. The U.K. RIP’s established investment policy is to match the liabilities for active and deferred members with equity investments and match the liabilities for pensioner members with fixed-income investments. Asset allocations are subject to ongoing analysis and possible modification as basic capital market conditions change over time (interest rates, inflation, etc.).

The following table compares target asset allocation percentages with actual asset allocations at the end of 2014:

	U.S. RIP Assets		U.K. RIP Assets
	Target Allocations	Actual Allocations	Target Allocations	Actual Allocations
Fixed Income	75%	76%	45%	43%
Equities	25%	24%	55%	50%
Alternatives/Other	—%	—%	—%	7%

Investment return assumptions for both plans have been determined by obtaining independent estimates of expected long-term rates of return by asset class and applying the returns to assets on a weighted-average basis.

All of our pension plan assets are measured at fair value on a recurring basis by reference to similar assets in active markets and are therefore classified within Level 2 of the fair value hierarchy. Plan assets as of November 30, 2014 and 2013 were classified in the following categories (in thousands):

	2014	2013
Interest-bearing cash	$3,940	$6,540
Collective trust funds:
Fixed income funds	127,063	106,007
Equity funds	58,053	53,194
	$189,056	$165,741

Postretirement Benefits

We sponsor a contributory postretirement medical plan. The plan grants access to group rates for retiree-medical coverage for all U.S. employees who terminate between ages 55 and 64 with at least 10 years of IHS service. Additionally, we subsidize the cost of coverage for retiree-medical coverage for certain grandfathered employees. Our subsidy is capped at different rates per month depending on individual retirees’ Medicare eligibility.

The obligation under our plan was determined by the application of the terms of medical and life insurance plans together with relevant actuarial assumptions. Effective 2006, we do not provide prescription drug coverage for Medicare-eligible retirees except through a Medicare Advantage fully insured option; therefore our liability does not reflect any impact of the Medicare Modernization Act Part D subsidy. The discount rate used in determining the accumulated postretirement benefit obligation was 4.20 percent and 4.90 percent at November 30, 2014, and 2013, respectively.

Our net periodic postretirement expense (income) and changes in the related projected benefit obligation were as follows (in thousands):

	Year Ended November 30,
	2014	2013	2012
Service costs incurred	$16	$23	$21
Interest costs	412	399	466
Fourth quarter expense recognition of actuarial loss in excess of corridor	439	—	802
Net periodic postretirement expense	$867	$422	$1,289

	November 30, 2014	November 30, 2013
Change in projected postretirement benefit obligation:
Postretirement benefit obligation at beginning of year	$8,815	$10,425
Service costs	16	23
Interest costs	412	399
Actuarial (gain) loss	1,407	(1,047)
Benefits paid	(1,005)	(985)
Postretirement benefit obligation at end of year	$9,645	$8,815
Unfunded status	$(9,645)	$(8,815)

Amounts in Accumulated Other Comprehensive Income not yet recognized as components of net periodic pension and postretirement expense, pretax
Net actuarial loss	$964	$(4)

The net unfunded status of the postretirement benefit plan is recorded in accrued pension liability in the consolidated balance sheets. Any future reclassifications of actuarial loss from AOCI to income would only be recognized if the cumulative actuarial loss exceeds the corridor and would be recognized as a fourth quarter mark-to-market adjustment.

The following table provides the expected benefit payments for the plan (in thousands):

Year	Amount (in thousands)
2015	$772
2016	$769
2017	$766
2018	$760
2019	$727
2020-2024	$3,288

A one-percentage-point change in assumed health-care-cost-trend rates would have no effect on service cost, interest cost, or the postretirement benefit obligation as of November 30, 2014 because our subsidy is capped.

Defined Contribution Plan

Employees of certain subsidiaries may participate in defined contribution plans. Benefit expense relating to these plans was approximately $13.7 million, $11.9 million, and $10.6 million for the years ended November 30, 2014, 2013, and 2012, respectively.

14.	Stock-based Compensation

As of November 30, 2014, we had one stock-based compensation plan: the Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (LTIP). The LTIP provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and performance shares, cash-based awards, other stock based awards and covered employee annual incentive awards. Upon vesting of an award, we may either issue new shares or reissue treasury shares, but only to the extent that the reissued shares were previously withheld for taxes under the LTIP provisions. The 2004 Directors Stock Plan, a sub-plan under our LTIP, provides for the grant of restricted stock and restricted stock units to non-employee directors as defined in that plan. We believe that such awards better align the interests of our employees and non-employee directors with those of our stockholders. We have an authorized maximum of 14.75 million shares for issuance under the LTIP. As of November 30, 2014, the number of shares available for future grant was 2.2 million.

Total unrecognized compensation expense related to all nonvested awards was $127.0 million as of November 30, 2014, with a weighted-average recognition period of approximately 1.4 years.

Restricted Stock Units (RSUs). RSUs typically vest from one to three years, and are generally subject to either cliff vesting (performance-based RSUs) or graded vesting (time-based RSUs). RSUs do not have nonforfeitable rights to dividends or dividend equivalents. The fair value of RSUs is based on the fair value of our common stock on the date of grant. We amortize the value of these awards to expense over the vesting period on a straight-line basis. For performance-based RSUs, an evaluation is made each quarter about the likelihood that the performance criteria will be met. As the number of performance-based RSUs expected to vest increases or decreases, compensation expense is also adjusted up or down to reflect the number expected to vest and the cumulative vesting period met to date. For all RSUs, we estimate forfeitures at the grant date and recognize compensation cost based on the number of awards expected to vest. There may be adjustments in future periods if the likelihood of meeting performance criteria changes or if actual forfeitures differ from our estimates. Our forfeiture rate is based upon historical experience as well as anticipated employee turnover considering certain qualitative factors.

The following table summarizes RSU activity for the year ended November 30, 2014:

	Shares	Weighted- Average Grant Date Fair Value
	(in thousands)
Balance at November 30, 2013	3,017	$92.93
Granted	1,210	$115.39
Vested	(1,517)	$93.99
Forfeited	(192)	$104.11
Balance at November 30, 2014	2,518	$102.24

The total fair value of RSUs that vested during the year ended November 30, 2014 was $181.4 million.

Stock Options. Option awards are generally granted with an exercise price equal to the fair market value of our stock at the date of grant. No stock options were outstanding as of November 30, 2014.

Stock-based compensation expense for the years ended November 30, 2014, 2013, and 2012, respectively, was as follows (in thousands):

	2014	2013	2012

Cost of revenue	$8,520	$8,271	$6,206
Selling, general and administrative	158,839	154,180	115,337
Total stock-based compensation expense	$167,359	$162,451	$121,543

Total income tax benefits recognized for stock-based compensation arrangements were as follows (in thousands):

	2014	2013	2012
Income tax benefits	$49,903	$53,614	$42,959

No stock-based compensation cost was capitalized during the years ended November 30, 2014, 2013, or 2012.

15.	Commitments and Contingencies

Commitments

Rental charges in 2014, 2013, and 2012 approximated $58.9 million, $46.3 million and $43.4 million, respectively. Minimum rental commitments under non-cancelable operating leases in effect at November 30, 2014, are as follows:

Year	Amount (in thousands)
2015	$56,159
2016	51,890
2017	48,937
2018	37,804
2019	24,811
Thereafter	53,449
$273,050

We also had outstanding letters of credit and bank guarantees in the aggregate amount of approximately $5.6 million and $5.2 million at November 30, 2014 and 2013, respectively.

Indemnifications

In the normal course of business, we are party to a variety of agreements under which we may be obligated to indemnify the other party for certain matters. These obligations typically arise in contracts where we customarily agree to hold the other party harmless against losses arising from a breach of representations or covenants for certain matters such as title to assets and intellectual property rights associated with the sale of products. We also have indemnification obligations to our officers and directors. The duration of these indemnifications varies, and in certain cases, is indefinite. In each of these circumstances, payment by us depends upon the other party making an adverse claim according to the procedures outlined in the particular agreement, which procedures generally allow us to challenge the other party’s claims. In certain instances, we may have recourse against third parties for payments that we make.

We are unable to reasonably estimate the maximum potential amount of future payments under these or similar agreements due to the unique facts and circumstances of each agreement and the fact that certain indemnifications provide for no limitation to the maximum potential future payments under the indemnification. We have not recorded any liability for these indemnifications in the accompanying consolidated balance sheets; however, we accrue losses for any known contingent liability, including those that may arise from indemnification provisions, when the obligation is both probable and reasonably estimable.

Litigation

From time to time, we are involved in litigation in the ordinary course of our business, including claims or contingencies that may arise related to matters occurring prior to our acquisition of businesses, such as the matter described below. At the present time, primarily because the matters are generally in early stages, we can give no assurance as to the outcome of any pending litigation to which we are currently a party and we are unable to determine the ultimate resolution of or provide a reasonable estimate of the range of possible loss attributable to these matters or the effect they may have on us. However, we do not expect the outcome of such proceedings to have a material adverse effect on our results of operations or financial condition. We have and will continue to vigorously defend ourselves against these claims.

On April 23, 2013 (prior to our acquisition of R.L. Polk & Co.) our CARFAX subsidiary (“CARFAX”) was served with a complaint filed in the U.S. District Court for the Southern District of New York, purportedly on behalf of certain auto and light truck dealers. The complaint alleges, among other things that, in violation of antitrust laws, CARFAX entered into exclusive arrangements regarding the sale of CARFAX vehicle history reports with certain auto manufacturers and owners of two websites providing classified listings of used autos and light trucks. The complaint seeks three times the actual damages that a jury finds the plaintiffs have sustained, injunctive relief, costs and attorneys’ fees. On October 25, 2013, the plaintiffs served a second amended complaint with similar allegations purporting to name approximately 469 auto dealers as plaintiffs. The proceedings are in an early stage and there are significant legal and factual issues to be determined. We believe, however, that the probability that the outcome of the litigation will have a material adverse effect on our results of operations or financial condition is remote.

16.	Common Stock and Earnings per Share

Weighted average shares of Class A common stock outstanding for the years ended November 30, 2014, 2013, and 2012, respectively, were calculated as follows (in thousands):

	2014	2013	2012
Weighted-average shares outstanding:
Shares used in basic EPS calculation	68,163	66,434	65,840
Effect of dilutive securities:
Restricted stock units	957	1,006	866
Stock options and other stock-based awards	—	2	29
Shares used in diluted EPS calculation	69,120	67,442	66,735

Share Buyback Programs
During 2006, our board of directors approved a program to reduce the dilutive effects of employee equity grants, by allowing employees to surrender shares back to the Company for a value equal to their minimum statutory tax liability. We then pay the statutory tax on behalf of the employee. For the year ended November 30, 2014, we accepted 527,497 shares surrendered by employees under the tax withholding program for approximately $62.9 million, or $119.33 per share.

In March 2011, our board of directors authorized the repurchase of up to one million common shares per fiscal year in the open market (the March 2011 Program). We may execute on this program at our discretion, balancing dilution offset with other investment opportunities of the business, including acquisitions. The March 2011 Program does not have an expiration date. No shares were repurchased under this plan during 2012, 2013, or 2014.

In October 2012, our board of directors authorized the repurchase of shares of Class A common stock with a maximum aggregate value of $100 million (the October 2012 Program). We may repurchase shares of Class A common stock in open market purchases or through privately negotiated transactions in compliance with Exchange Act Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. The October 2012 Program does not obligate us to repurchase any dollar amount or number of shares of Class A common stock, and it may be suspended at any time at our discretion. For the year ended November 30, 2013, we repurchased 467,500 shares for approximately $46.2 million, or $98.80 per share. For the year ended November 30, 2012, we repurchased 563,221 shares for approximately $49.8 million, or $88.40 per share.

17.	Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (AOCI) consists of foreign currency translation adjustments, net pension and postretirement liability adjustments, and net gain (loss) on hedging activities. Each item is reported net of the related income tax effect. The following table summarizes the changes in AOCI by component (net of tax) for the year ended November 30, 2014 (in thousands):

	Foreign currency translation	Net pension and OPEB liability	Unrealized losses on hedging activities	Total
Balance at November 30, 2011	$(41,611)	$(5,673)	$(1,918)	$(49,202)
Other comprehensive income (loss) before reclassifications	6,237	(13,946)	(1,123)	(8,832)
Reclassifications from AOCI to income	—	10,525	816	11,341
Balance at November 30, 2012	$(35,374)	$(9,094)	$(2,225)	$(46,693)
Other comprehensive income (loss) before reclassifications	(11,191)	85	(950)	(12,056)
Reclassifications from AOCI to income	—	812	976	1,788
Balance at November 30, 2013	$(46,565)	$(8,197)	$(2,199)	$(56,961)
Other comprehensive loss before reclassifications	(37,069)	(4,144)	(8,343)	(49,556)
Reclassifications from AOCI to income	—	(1,268)	1,060	(208)
Balance at November 30, 2014	$(83,634)	$(13,609)	$(9,482)	$(106,725)

Amounts reclassified from AOCI to income related to net pension and OPEB liability are recorded in net periodic pension and postretirement expense.

18.	Supplemental Cash Flow Information

Net cash provided by operating activities reflects cash payments for interest and income taxes as shown below, for the years ended November 30, 2014, 2013, and 2012, respectively (in thousands):

	2014	2013	2012
Interest paid	$45,396	$39,023	$19,315
Income tax payments (refunds), net	$52,030	$(9,458)	$24,279

Interest paid during 2013 and 2014 increased primarily due to increased borrowings associated with the Polk acquisition, including the amortization of bridge financing fees in 2013.

Cash and cash equivalents amounting to approximately $153.2 million and $258.4 million reflected on the consolidated balance sheets at November 30, 2014 and 2013, respectively, are maintained primarily in U.S. Dollars, Canadian Dollars, British Pounds, and Euros, and were subject to fluctuations in the currency exchange rate.

19.	Segment Information

We prepare our financial reports and analyze our business results within our three reportable geographic segments: Americas, EMEA, and APAC. We evaluate segment performance primarily at the revenue and operating profit level for each of these three segments. We also evaluate revenues by transaction type and product category.

Information about the operations of our three segments is set forth below. Our Chief Executive Officer and our Chief Financial Officer constitute the role of the chief operating decision maker, and they evaluate segment performance based primarily on revenue and operating profit of these three segments. In addition, they review revenue by transaction type and product category. The accounting policies of our segments are the same as those described in the summary of significant accounting policies (see Note 2).

No single customer accounted for 10 percent or more of our total revenue for the years ended November 30, 2014, 2013, and 2012. There are no material inter-segment revenues for any period presented. Certain corporate transactions are not allocated to the reportable segments, including such items as stock-based compensation expense, net periodic pension and postretirement expense, corporate-level impairments, and gain (loss) on sale of corporate assets.

	Americas	EMEA	APAC	Shared Services	Consolidated Total
	(In thousands)
Year Ended November 30, 2014
Revenue	$1,470,282	$549,061	$211,451	$—	$2,230,794
Operating income	$356,310	$129,766	$48,792	$(231,276)	$303,592
Depreciation and amortization	$167,351	$22,730	$4,798	$7,266	$202,145
Total Assets	$4,103,862	$886,000	$219,053	$139,515	$5,348,430
Year Ended November 30, 2013
Revenue	$1,162,582	$483,373	$194,676	$—	$1,840,631
Operating income	$303,803	$81,048	$42,089	$(228,736)	$198,204
Depreciation and amortization	$123,477	$25,688	$2,363	$7,209	$158,737
Total Assets	$4,215,949	$874,602	$158,963	$110,099	$5,359,613
Year Ended November 30, 2012
Revenue	$912,490	$443,385	$173,994	$—	$1,529,869
Operating income	$262,953	$95,144	$46,042	$(196,852)	$207,287
Depreciation and amortization	$88,456	$22,188	$1,065	$6,534	$118,243
Total Assets	$2,437,903	$881,499	$114,426	$115,383	$3,549,211

The table below provides information about revenue and long-lived assets for the U.S. and individual material foreign countries for 2014, 2013, and 2012. Revenue by geographic area is generally based on the "ship to" location. Long-lived assets include net property and equipment, net intangible assets, and net goodwill.

	2014		2013		2012
(in thousands)	Revenue	Long-lived assets	Revenue	Long-lived assets	Revenue	Long-lived assets
United States	$1,290,570	$3,481,629	$992,640	$3,413,351	$775,630	$1,849,244
United Kingdom	254,743	633,042	243,608	555,732	231,671	434,192
Rest of world	685,481	435,181	604,383	486,128	522,568	393,352
Total	$2,230,794	$4,549,852	$1,840,631	$4,455,211	$1,529,869	$2,676,788

Revenue by transaction type was as follows:

(in thousands)	2014	2013	2012
Subscription revenue	$1,719,617	$1,404,984	$1,157,347
Non-subscription revenue	511,177	435,647	372,522
Total revenue	$2,230,794	$1,840,631	$1,529,869
Revenue by product category was as follows:

(in thousands)	2014	2013	2012
Resources	$927,211	$865,125	775,331
Industrials	736,394	427,623	259,063
Horizontal products	567,189	547,883	495,475
Total revenue	$2,230,794	$1,840,631	$1,529,869

Activity in our goodwill account was as follows:

(in thousands)	Americas	EMEA	APAC	Consolidated Total
Balance at November 30, 2012	$1,450,061	$417,411	$91,751	$1,959,223
Acquisitions	1,035,692	69,982	—	1,105,674
Adjustments to purchase price	(511)	—	—	(511)
Foreign currency translation	(7,756)	7,602	949	795
Balance at November 30, 2013	2,477,486	494,995	92,700	3,065,181
Acquisitions	35,990	78,136	16,141	130,267
Adjustments to purchase price	2,712	(8,203)	—	(5,491)
Foreign currency translation	(14,988)	(16,962)	(683)	(32,633)
Balance at November 30, 2014	$2,501,200	$547,966	$108,158	$3,157,324

The adjustments to purchase price in 2013 and 2014 related primarily to deferred tax true-ups that we finalized for our 2012 and 2013 acquisitions, respectively.

20.	Quarterly Results of Operations (Unaudited)

The following table summarizes certain quarterly results of operations (in thousands):

	Three Months Ended
	February 28	May 31	August 31	November 30
2014
Revenue	$524,458	$568,008	$556,011	$582,317
Cost of revenue	$212,925	$224,945	$219,208	$221,973
Net income	$32,422	$55,492	$46,517	$60,118
Earnings per share:
Basic	$0.48	$0.81	$0.68	$0.88
Diluted	$0.47	$0.81	$0.68	$0.87

2013
Revenue	$382,525	$418,143	$480,288	$559,675
Cost of revenue	$160,075	$172,424	$198,279	$217,406
Net income	$24,671	$42,890	$23,362	$40,810
Earnings per share:
Basic	$0.37	$0.65	$0.35	$0.61
Diluted	$0.37	$0.65	$0.35	$0.60

21.	Supplemental Guarantor Information

Our 5% Notes are fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by the following wholly owned subsidiaries of IHS Inc. (collectively, the Guarantor Subsidiaries):

•IHS Holding Inc.
•IHS Global Inc.
•R.L. Polk & Co.
•CARFAX, Inc.

The guarantees of our 5% Notes by the Guarantor Subsidiaries contain customary release provisions, which provide for the termination of such guarantees upon (i) the sale or other disposition (including by way of consolidation or merger) of the Guarantor Subsidiary or the sale or disposition of all or substantially all the assets of the Guarantor Subsidiary (in each case other than to the parent company (IHS Inc.) or another subsidiary of the parent company), (ii) the defeasance of the 5% Notes, (iii) at such time as the Guarantor Subsidiary ceases to be a guarantor of any significant indebtedness of the company, or (iv) if approved by the holders of the 5% Notes (except as provided in the indenture governing the 5% Notes).

The following supplemental tables present condensed consolidating financial information for the parent company, the Guarantor Subsidiaries on a combined basis, and the non-guarantor subsidiaries on a combined basis.

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF NOVEMBER 30, 2014
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$32,314	$120,842	$—	$153,156
Accounts receivable, net	—	212,711	208,663	—	421,374
Income tax receivable	18,000	16,384	—	(32,101)	2,283
Deferred subscription costs	—	53,272	28,048	(30,299)	51,021
Deferred income taxes	59,594	28,585	5,782	(12,181)	81,780
Intercompany receivables	712,976	174,161	291,873	(1,179,010)	—
Other	1,669	41,481	17,823	—	60,973
Total current assets	792,239	558,908	673,031	(1,253,591)	770,587
Non-current assets:
Property and equipment, net	—	246,498	54,921	—	301,419
Intangible assets, net	—	826,152	264,957	—	1,091,109
Goodwill	—	2,258,393	898,931	—	3,157,324
Investment in subsidiaries	2,249,359	1,748,795	—	(3,998,154)	—
Intercompany notes receivable	—	—	740,879	(740,879)	—
Other	11,498	13,701	2,792	—	27,991
Total non-current assets	2,260,857	5,093,539	1,962,480	(4,739,033)	4,577,843
Total assets	$3,053,096	$5,652,447	$2,635,511	$(5,992,624)	$5,348,430
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$—	$35,974	$283	$—	$36,257
Accounts payable	93	31,083	21,069	—	52,245
Accrued compensation	—	57,651	44,224	—	101,875
Accrued royalties	—	24,590	12,756	—	37,346
Other accrued expenses	3,830	91,131	36,186	—	131,147
Income tax payable	—	—	32,101	(32,101)	—
Deferred revenue	—	317,144	309,342	(30,299)	596,187
Intercompany payables	119,268	1,056,664	3,078	(1,179,010)	—
Total current liabilities	123,191	1,614,237	459,039	(1,241,410)	955,057
Long-term debt	750,000	1,056,098	—	—	1,806,098
Accrued pension and postretirement liability	19,603	8,869	667	—	29,139
Deferred income taxes	—	311,796	47,804	(12,181)	347,419
Intercompany notes payable	—	740,879	—	(740,879)	—
Other liabilities	756	30,887	19,528	—	51,171
Total stockholders’ equity	2,159,546	1,889,681	2,108,473	(3,998,154)	2,159,546
Total liabilities and stockholders’ equity	$3,053,096	$5,652,447	$2,635,511	$(5,992,624)	$5,348,430

CONDENSED CONSOLIDATING BALANCE SHEET
AS OF NOVEMBER 30, 2013
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$55,368	$202,999	$—	$258,367
Accounts receivable, net	—	234,785	224,478	—	459,263
Income tax receivable	—	—	6,871	(6,871)	—
Deferred subscription costs	—	47,695	27,742	(26,110)	49,327
Deferred income taxes	56,425	24,153	5,130	(14,890)	70,818
Intercompany receivables	513,596	435,027	183,569	(1,132,192)	—
Other	36	28,361	14,668	—	43,065
Total current assets	570,057	825,389	665,457	(1,180,063)	880,840
Non-current assets:
Property and equipment, net	—	188,802	56,764	—	245,566
Intangible assets, net	—	887,015	257,449	—	1,144,464
Goodwill	—	2,172,398	892,783	—	3,065,181
Investment in subsidiaries	1,365,684	1,696,977	—	(3,062,661)	—
Other	—	19,542	4,020	—	23,562
Total non-current assets	1,365,684	4,964,734	1,211,016	(3,062,661)	4,478,773
Total assets	$1,935,741	$5,790,123	$1,876,473	$(4,242,724)	$5,359,613
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	$—	$255,877	$139,650	$—	$395,527
Accounts payable	7	30,507	26,487	—	57,001
Accrued compensation	—	52,591	36,869	—	89,460
Accrued royalties	—	25,353	10,936	—	36,289
Other accrued expenses	424	58,038	39,725	—	98,187
Income tax payable	8,800	8,032	—	(6,871)	9,961
Deferred revenue	—	297,826	288,294	(26,110)	560,010
Intercompany payables	1,099	1,081,825	49,268	(1,132,192)	—
Total current liabilities	10,330	1,810,049	591,229	(1,165,173)	1,246,435
Long-term debt	—	1,779,065	—	—	1,779,065
Accrued pension and postretirement liability	17,845	7,976	1,370	—	27,191
Deferred income taxes	—	310,496	65,661	(14,890)	361,267
Other liabilities	603	16,857	21,232	—	38,692
Total stockholders’ equity	1,906,963	1,865,680	1,196,981	(3,062,661)	1,906,963
Total liabilities and stockholders’ equity	$1,935,741	$5,790,123	$1,876,473	$(4,242,724)	$5,359,613

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 30, 2014
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Revenue	$—	$1,542,701	$736,199	$(48,106)	$2,230,794
Operating expenses:
Cost of revenue	—	789,811	137,346	(48,106)	879,051
Selling, general and administrative	12,721	511,705	303,732	—	828,158
Depreciation and amortization	—	150,324	51,821	—	202,145
Restructuring charges	—	5,504	3,768	—	9,272
Acquisition-related costs	—	1,268	633	—	1,901
Net periodic pension and postretirement expense	88	6,686	—	—	6,774
Other expense (income), net	49	725	(873)	—	(99)
Total operating expenses	12,858	1,466,023	496,427	(48,106)	1,927,202
Operating income (loss)	(12,858)	76,678	239,772	—	303,592
Interest income	—	476	1,130	(618)	988
Interest expense	(3,576)	(51,020)	(1,405)	618	(55,383)
Non-operating expense, net	(3,576)	(50,544)	(275)	—	(54,395)
Income (loss) from continuing operations before income taxes	(16,434)	26,134	239,497	—	249,197
Benefit (provision) for income taxes	6,491	(10,322)	(50,817)	—	(54,648)
Income (loss) from continuing operations	(9,943)	15,812	188,680	—	194,549
Equity in net income of subsidiaries	204,492	92,372	—	(296,864)	—
Net income	$194,549	$108,184	$188,680	$(296,864)	$194,549

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 30, 2013
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Revenue	$—	$1,206,806	$694,986	$(61,161)	$1,840,631
Operating expenses:
Cost of revenue	—	681,961	127,384	(61,161)	748,184
Selling, general and administrative	11,940	365,841	303,208	—	680,989
Depreciation and amortization	—	84,266	74,471	—	158,737
Restructuring charges	—	7,897	5,561	—	13,458
Acquisition-related costs	—	19,188	4,240	—	23,428
Net periodic pension and postretirement expense	141	11,427	51	—	11,619
Other expense (income), net	(61)	(3,200)	9,273	—	6,012
Total operating expenses	12,020	1,167,380	524,188	(61,161)	1,642,427
Operating income (loss)	(12,020)	39,426	170,798	—	198,204
Interest income	—	906	1,194	(829)	1,271
Interest expense	—	(42,793)	(2,618)	829	(44,582)
Non-operating expense, net	—	(41,887)	(1,424)	—	(43,311)
Income (loss) from continuing operations before income taxes	(12,020)	(2,461)	169,374	—	154,893
Benefit (provision) for income taxes	4,748	933	(28,740)	—	(23,059)
Income (loss) from continuing operations	(7,272)	(1,528)	140,634	—	131,834
Loss from discontinued operations, net	—	—	(101)	—	(101)
Equity in net income of subsidiaries	139,005	40,677	—	(179,682)	—
Net income	$131,733	$39,149	$140,533	$(179,682)	$131,733

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 30, 2012
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Revenue	$—	$749,059	$835,904	$(55,094)	$1,529,869
Operating expenses:
Cost of revenue	—	409,352	270,256	(55,094)	624,514
Selling, general and administrative	11,288	252,915	269,840	—	534,043
Depreciation and amortization	—	40,763	77,480	—	118,243
Restructuring charges	—	9,733	7,096	—	16,829
Acquisition-related costs	—	3,241	906	—	4,147
Net periodic pension and postretirement expense	248	19,295	5,374	—	24,917
Other expense (income), net	—	194	(305)	—	(111)
Total operating expenses	11,536	735,493	630,647	(55,094)	1,322,582
Operating income (loss)	(11,536)	13,566	205,257	—	207,287
Interest income	—	139	867	(7)	999
Interest expense	—	(19,884)	(696)	7	(20,573)
Non-operating expense, net	—	(19,745)	171	—	(19,574)
Income (loss) from continuing operations before income taxes	(11,536)	(6,179)	205,428	—	187,713
Benefit (provision) for income taxes	4,557	2,441	(36,562)	—	(29,564)
Income (loss) from continuing operations	(6,979)	(3,738)	168,866	—	158,149
Gain from discontinued operations, net	—	—	19	—	19
Equity in net income of subsidiaries	165,147	8,818	—	(173,965)	—
Net income	$158,168	$5,080	$168,885	$(173,965)	$158,168

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Year ended November 30, 2014
Comprehensive income	$144,785	$58,485	$151,545	$(210,030)	$144,785

Year ended November 30, 2013
Comprehensive income	$121,465	$28,268	$129,955	$(158,223)	$121,465

Year ended November 30, 2012
Comprehensive income	$160,677	$9,906	$172,805	$(182,711)	$160,677

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED NOVEMBER 30, 2014
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net cash provided by operating activities	$—	$441,627	$186,472	$—	$628,099
Investing activities:
Capital expenditures on property and equipment	—	(99,016)	(15,437)	—	(114,453)
Acquisitions of businesses, net of cash acquired	—	(177,276)	(33,119)	—	(210,395)
Intangible assets acquired	—	—	(714)	—	(714)
Change in other assets	—	(4,608)	—	—	(4,608)
Settlements of forward contracts	—	—	6,159	—	6,159
Advances provided to other subsidiaries	—	(5,250)	(765,379)	770,629	—
Investment in subsidiaries	(740,675)	(112)	—	740,787	—
Intercompany dividends received from subsidiaries	—	55,098	—	(55,098)	—
Net cash used in investing activities	(740,675)	(231,164)	(808,490)	1,456,318	(324,011)
Financing activities:
Proceeds from borrowings	750,000	1,735,000	—	—	2,485,000
Repayment of borrowings	—	(2,677,596)	(139,640)	—	(2,817,236)
Payment of debt issuance costs	(9,325)	(9,669)	—	—	(18,994)
Excess tax benefit from stock-based compensation	—	13,297	—	—	13,297
Repurchases of common stock	—	(59,928)	—	—	(59,928)
Advances received from other subsidiaries	—	765,379	5,250	(770,629)	—
Proceeds from issuance of intercompany equity	—	—	740,787	(740,787)	—
Intercompany dividends paid to subsidiaries	—	—	(55,098)	55,098	—
Net cash provided by (used in) financing activities	740,675	(233,517)	551,299	(1,456,318)	(397,861)
Foreign exchange impact on cash balance	—	—	(11,438)	—	(11,438)
Net decrease in cash and cash equivalents	—	(23,054)	(82,157)	—	(105,211)
Cash and cash equivalents at the beginning of the period	—	55,368	202,999	—	258,367
Cash and cash equivalents at the end of the period	$—	$32,314	$120,842	$—	$153,156

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED NOVEMBER 30, 2013
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net cash provided by operating activities	$—	$251,827	$244,328	$—	$496,155
Investing activities:
Capital expenditures on property and equipment	—	(72,188)	(18,546)	—	(90,734)
Acquisitions of businesses, net of cash acquired	—	(1,365,195)	(121,839)	—	(1,487,034)
Change in other assets	—	1,347	—	—	1,347
Settlements of forward contracts	—	—	4,524	—	4,524
Advances provided to other subsidiaries	—	—	(16,116)	16,116	—
Investment in subsidiaries	—	(1,404)	—	1,404	—
Intercompany dividends received from subsidiaries	—	302,356	—	(302,356)	—
Net cash used in investing activities	—	(1,135,084)	(151,977)	(284,836)	(1,571,897)
Financing activities:
Proceeds from borrowings	—	1,235,261	139,739	—	1,375,000
Repayment of borrowings	—	(268,909)	—	—	(268,909)
Payment of debt issuance costs	—	(17,360)	—	—	(17,360)
Excess tax benefit from stock-based compensation	—	14,334	—	—	14,334
Proceeds from the exercise of employee stock options	—	549	—	—	549
Repurchases of common stock	—	(97,164)	—	—	(97,164)
Advances received from other subsidiaries	—	16,116	—	(16,116)	—
Proceeds from issuance of intercompany equity	—	—	1,404	(1,404)	—
Intercompany dividends paid to subsidiaries	—	—	(302,356)	302,356	—
Net cash provided by (used in) financing activities	—	882,827	(161,213)	284,836	1,006,450
Foreign exchange impact on cash balance	—	—	(17,349)	—	(17,349)
Net increase (decrease) in cash and cash equivalents	—	(430)	(86,211)	—	(86,641)
Cash and cash equivalents at the beginning of the period	—	55,798	289,210	—	345,008
Cash and cash equivalents at the end of the period	$—	$55,368	$202,999	$—	$258,367

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED NOVEMBER 30, 2012
(In thousands)

	IHS Inc.	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminating Entries	Consolidated
Net cash provided by operating activities	$—	$134,648	$179,725	$—	$314,373
Investing activities:
Capital expenditures on property and equipment	—	(53,865)	(10,867)	—	(64,732)
Acquisitions of businesses, net of cash acquired	—	(236,089)	(70,179)	—	(306,268)
Intangible assets acquired	—	—	(3,700)	—	(3,700)
Change in other assets	—	1,708	—	—	1,708
Settlements of forward contracts	—	—	(2,268)	—	(2,268)
Investment in subsidiaries	—	(25,025)	—	25,025	—
Intercompany dividends received from subsidiaries	—	16,975	—	(16,975)	—
Net cash used in investing activities	—	(296,296)	(87,014)	8,050	(375,260)
Financing activities:
Proceeds from borrowings	—	750,001	—	—	750,001
Repayment of borrowings	—	(492,279)	(801)	—	(493,080)
Payment of debt issuance costs	—	(824)	—	—	(824)
Excess tax benefit from stock-based compensation	—	13,199	—	—	13,199
Proceeds from the exercise of employee stock options	—	2,938	—	—	2,938
Repurchases of common stock	—	(92,823)	—	—	(92,823)
Proceeds from issuance of intercompany equity	—	—	25,025	(25,025)	—
Intercompany dividends paid to subsidiaries	—	—	(16,975)	16,975	—
Net cash provided by financing activities	—	180,212	7,249	(8,050)	179,411
Foreign exchange impact on cash balance	—	—	(8,201)	—	(8,201)
Net increase in cash and cash equivalents	—	18,564	91,759	—	110,323
Cash and cash equivalents at the beginning of the period	—	37,234	197,451	—	234,685
Cash and cash equivalents at the end of the period	$—	$55,798	$289,210	$—	$345,008